Exhibit 10.37

Onyx Pharmaceuticals, Inc. 2100 Powell Street Emeryville, California 94608	Tel 510.597.6500 Fax 510.597.6600 www.onyx-pharm.com

December 21, 2010
Michael Kauffman, M.D.
15 Bontempo Road
Newton, MA 02459
Re: Separation and Consulting Agreement
Dear Michael:
     This letter sets forth the terms of the separation and consulting agreement (the “Agreement”) between you and Onyx Pharmaceuticals, Inc. (“Onyx” or the “Company”).
     1. Separation Date. Your last day of employment and your employment resignation date shall be December 31, 2010 (the “Separation Date”). Between now and the Separation Date, you will continue to be paid your regular base salary on the Company’s normal payroll schedule and you can continue to participate in the employee benefit plans in which you are currently enrolled. During your continued employment, you will work with your manager to transition any pending projects and workload, although you will not be required to come to California or to work from the Company’s offices. You will remain eligible for an annual performance bonus payment for 2010 based on achievement of personal and corporate objectives (and without regard to your resignation of employment), which will be determined within the sole discretion of the Company. The 2010 bonus, if any, will be paid at the same time as 2010 bonuses are paid to other employees, will be subject to required payroll deductions and tax withholdings, and will be prorated by seventy-five percent (75%) to reflect your partial year of regular (non-interim) full-time employment as the Chief Medical Officer.
     2. Final Accrued Salary and Vacation. On the Separation Date, the Company will pay you all accrued base salary earned through the Separation Date, and all accrued and unused vacation earned through the Separation Date (if any), subject to standard payroll deductions and withholdings. You are entitled to these payments by law and will receive them regardless of whether or not you sign this Agreement.
     3. Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date, if you so elect and at your sole expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you

December 19, 2010
Michael Kauffman, M.D.

wish. You will be provided with a separate notice of your COBRA rights and obligations within the timing required by law.
     4. Consulting Relationship.
          (a) Consulting Period. Provided that, within twenty-one (21) days after the date of this Agreement, you sign, date, and return this Agreement, and you do not subsequently revoke it, the Company agrees to retain you, and you agree to make yourself available to perform services as, a consultant to the Company from the Separation Date and continuing on a month-to-month basis thereafter, until it is terminated as follows (the “Consulting Period”): (i) either party terminates the Consulting Period without cause by providing at least thirty (30) days’ advance written notice to the other party; or (ii) either party terminates the Consulting Period immediately due to material breach of this Agreement by the other party; or (iii) the Company terminates the Consulting Period immediately due to your material breach of the Confidential Information Agreement (as defined in Section 8(a)). You will be eligible for continued Consulting Fees during the thirty-day period following notice of termination as set forth in Section 4(c).
          (b) Consulting Services. During the Consulting Period, you shall make yourself available to provide consulting services (the “Services”) within your areas of expertise as requested by the Company, which Services shall not involve supervision of any Company teams or personnel. Your primary point of contact for the Services, and for any other matters under this Agreement, shall be Dr. Ted Love. You agree to make yourself available to provide Services throughout the Consulting Period in an amount of an average of five (5) hours per week, and the Company shall not require any Services in excess of this amount except upon mutual agreement. You shall exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Services. During the Consulting Period, you shall be free to pursue other employment or consulting engagements with third parties, provided that you do not provide services to any third parties that are competitors of the Company, and your other engagements do not unreasonably interfere with your performance of your Services to the Company or violate the terms of your Noncompetition Agreement (as defined in Section 8(b)). The Company shall not require you to perform the Services in a manner that would unreasonably interfere with your performance of your other professional duties.
          (c) Monthly Consulting Fees. During the Consulting Period, the Company will pay you consulting fees at the monthly rate of $25,000.00, which will be the fees owed regardless of the number of hours of Services that you actually provide during the month (the “Consulting Fees”). The monthly Consulting Fees shall be paid in arrears, in two installments of $12,500 each, to be paid on the Company’s regular payroll dates. You will not be required to submit an invoice to our Accounts Payable group. In the event that, pursuant to Section 4(a), either party terminates the Consulting Period upon thirty (30) days’ notice or you terminate this Agreement due to material breach of the Agreement by the Company, you will continue to receive Consulting Fees over the thirty-day period following such notice of termination (which shall be your final Consulting Fees), provided that, if you are the party terminating the

December 19, 2010
Michael Kauffman, M.D.

Agreement other than due to material breach of the Agreement by the Company, then you must continue to provide Services during such thirty-day notice period to be eligible for continued Consulting Fees. If the Company terminates the Consulting Period due to your material breach of this Agreement or the Confidential Information Agreement, your final Consulting Fees shall consist of fees through the Consulting Period termination date (and not beyond such date).
          (d) Equity. You and the Company agree that conversion of your status from an employee to an independent contractor of the Company, as contemplated by this Agreement, will not result in a termination of your “Continuous Service” for purposes of the Company’s 2005 Equity Incentive Plan, as amended (the “Plan”) and your outstanding compensatory equity awards (the “Awards”). Accordingly, to the extent consistent with the Plan and your stock award agreement(s) (consisting of both stock options and restricted stock awards), vesting of your Awards will continue (subject to your Continuous Service) during the Consulting Period in accordance with the vesting schedules applicable to each such Award, and you will be able to exercise any Awards that are vested options during such period of Continuous Service and during the applicable period after the termination of your Continuous Service provided in your award agreements, which, for instance, provide for only a three (3) month post-termination exercise period upon a normal termination of Continuous Service. In no event will you be able to exercise any options after expiration of the original term of such option. In addition, and notwithstanding anything to the contrary in any of your Awards agreements, the terms of the Plan, or otherwise, the Awards will not be subject to any accelerated vesting provisions relating to change in control of the Company. It is important to understand that, to the extent your stock options otherwise qualify as incentive stock options for purposes of the tax rules as of the Separation Date, such options may lose incentive stock option status (and convert to nonstatutory options) if you fail to exercise your vested options within three (3) months after the Separation Date. Notwithstanding the foregoing, the Company is not providing any tax advice or guidance to you, and you are strongly encouraged to seek advice concerning the tax aspects of this Agreement (including with respect to your Awards) from your personal tax advisors. Except as amended hereby, your rights to the Awards are governed in full by your stock award agreements and the Plan.
          (e) Protection of Information. You agree that, during the Consulting Period and thereafter, you will not, except for the purposes of performing your Services, use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Services or that you obtained during your employment with the Company. Any and all work product you create in the course of performing the Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property and work product developed in the course of performing the Services.
          (f) Authority During Consulting Period. After the Separation Date, you will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, and you shall not represent or purport to represent the Company in any manner whatsoever to any third party unless authorized to do so in writing by the Company.

December 19, 2010
Michael Kauffman, M.D.

          (g) Independent Contractor Status. You acknowledge and agree that during the Consulting Period you will be an independent contractor of the Company and not an employee, and you will not be entitled to any of the benefits that the Company may make available to its employees, such as group insurance, workers’ compensation insurance coverage, profit sharing or retirement benefits, other than your rights to continued group health insurance coverage under COBRA or as otherwise provided by law. Because you will perform the Services as an independent contractor, Onyx will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions, and the Consulting Fees shall be reported on an Internal Revenue Service Form 1099. You acknowledge and agree to accept exclusive liability for complying with all applicable local, state and federal laws governing self-employed individuals, including obligations such as payment of taxes, Social Security, disability and other contributions related to the Consulting Fees. In the event that any federal, state or local taxing authority determines that you are an employee rather than an independent contractor, you agree to indemnify the Company for and against any taxes, withholdings, interest and penalties (with the exception of employer’s share of Social Security, if any), arising from the Company’s payment of the Consulting Fees.
          (h) Expenses. The Company will reimburse you, pursuant to its regular business practice, for reasonable, documented business expenses incurred in performing the Services (if any) provided that these expenses have been pre-approved in writing by Dr. Love or his designee.
     5. Other Compensation Or Benefits; No Entitlement To Severance Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, are not owed, and will not receive from the Company any additional compensation, severance, equity vesting or equity awards, or benefits on or after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example but not limitation, you acknowledge that, other than as set forth in this Agreement, you have not earned, are not owed, and will not be provided, any bonus or other incentive compensation, commissions, or equity. In addition, you acknowledge and agree that you are not eligible for any severance benefits under the terms of any agreement, severance plan of the Company, or otherwise; for example, you acknowledge and agree that your resignation of employment does not qualify as a “Covered Termination” for purposes of the Company’s Executive Severance Benefit Plan effective December 3, 2008 (the “Severance Plan”), or for purposes of the Executive Change In Control Severance Benefits Agreement dated June 8, 2010 (the “Severance Agreement”), and, as a result, you are not (and will not be) eligible for any benefits under the Severance Plan or the Severance Agreement, prior to, on or after the Separation Date.
     6. Employment-Related Expense Reimbursements. You agree that, within thirty (30) business days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for your legitimate and fully documented expenses pursuant to its regular business practice.

December 19, 2010
Michael Kauffman, M.D.

     7. Return Of Company Property. The Company acknowledges that you have returned the following items of Company property: Identification badges for the Company’s Emeryville and South San Francisco facilities; parking pass for the Emeryville facility; laptop computer, printer and Blackberry; and American Express corporate credit card. Other than the Retained Company Property (as defined below), you agree to return to the Company, no later than within five (5) business days after the Separation Date, all other Company documents (and all copies thereof) and other property of the Company in your possession or control, including, but not limited to, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). The Company hereby authorizes you to retain, during the Consulting Period, such materials, documents or property currently in your possession or control which are reasonably necessary for performance of your consulting Services (the “Retained Company Property”). You agree to return the Retained Company Property (without retention of any reproductions, unless authorized in writing by an officer of the Company) no later than within five (5) business days after termination of the Consulting Period (or upon the Company’s earlier request), and you agree that you will make a diligent search to locate all Retained Company Property prior to your return of the Retained Company Property. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then you agree to provide the Company, within five (5) business days after termination of the Consulting Period (or upon the Company’s earlier request), with a computer-useable copy of all such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done.
     8. Surviving Agreements.
          (a) Proprietary Information Obligations. Both during and after your employment you acknowledge and reaffirm your continuing obligations under your Employee Confidential Information and Inventions Assignment Agreement with the Company (the “Confidential Information Agreement”), which include but are not limited to your obligations not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company, and your obligations not to engage in certain solicitations as provided under Section 4 of the Confidential Information Agreement (for the time period specified therein). A copy of your signed signature page for the Confidential Information Agreement is attached hereto as Exhibit A.
          (b) Other Surviving Agreements. The following additional agreements are not affected by this Agreement and will remain in full force and effect, in accordance with their respective terms: (i) the Indemnity Agreement dated February 4, 2010 between you and the Company, a signed copy of which is attached as Exhibit B; and (ii) the Noncompetition and Non-Solicitation Agreement (the “Noncompetition Agreement”) dated October 10, 2009 by you, and in favor of the Company, a signed copy of which is attached as Exhibit C.

December 19, 2010
Michael Kauffman, M.D.

     9. Mutual Nondisparagement. You agree not to disparage the Company or its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations, and the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any request for information to the extent required by legal process.
     10. Public Statement Regarding Departure. You and the Company will use best efforts to agree upon a public statement concerning your departure from the Company, which will be disseminated by the Company in the normal course of its business. In addition, both you and the Company agree that our respective communications to third parties concerning your departure will be consistent with the substance of our agreed upon public statement.
     11. No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion) assist any person or entity in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
     12. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company, with such voluntary cooperation to be no more than five (5) hours per week (and which time shall qualify as consulting Services for purposes of Section 4(b)). If you are compelled by law to provide more than five (5) hours of cooperation in a week, then you will be compensated at an hourly rate of $550 (prorated for any partial hours) for your cooperation time that exceeds five (5) hours (which, for this purpose, will include your travel time). Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company also will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation and will make reasonable efforts to accommodate your scheduling needs. You will submit written invoices to the Company for payment for your cooperation time (if applicable) and reimbursement of your expenses, and the Company’s payment will be due within fifteen (15) business days from receipt of your invoice. Moreover, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.
     13. No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.
     14. Release of Claims.
          (a) General Release. In exchange for the consulting relationship to which you otherwise would not be entitled, you hereby generally and completely release, acquit and

December 19, 2010
Michael Kauffman, M.D.

forever discharge the Company, and its parent, subsidiary, and affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that you sign this Agreement in connection with your employment or this Agreement (collectively, the “Released Claims”).
          (b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including but not limited to any claims based on or arising under your offer letter agreement with the Company dated April 1, 2010 (the “Offer Letter”), the Severance Plan, or the Severance Agreement); (iv) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Family and Medical Leave Act (as amended) (the “FMLA”), the California Family Rights Act (“CFRA”), the California Labor Code (as amended), the California Fair Employment and Housing Act (as amended), the Massachusetts Fair Employment Practice Act, the Massachusetts Privacy Act, the Massachusetts Consumer Protection Act, and the Massachusetts Right-to-Know Law.
          (c) Exceptions. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to the Indemnity Agreement, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; or (iii) any claims arising from the breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any investigation or proceeding with respect to any Released Claims other than the Excluded Claims, before the Equal Employment Opportunity Commission, the federal Department of Labor, the Massachusetts Commission Against Discrimination, or any other government agency, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge, investigation or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

December 19, 2010
Michael Kauffman, M.D.

          (d) ADEA Waiver. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that: (i) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may voluntarily decide not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign this Agreement sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement in a written revocation sent to the Company’s Senior Vice President and General Counsel; and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement, provided that you do not revoke it (the “Effective Date”).
          (e) Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims in this Agreement, including your release of unknown and unsuspected claims.
     15. Representations. You hereby represent that you have been paid all compensation owed and for all time worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to FMLA, CFRA, any applicable law or any Company policy, and you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.
     16. Dispute Resolution. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment or your consulting relationship, or the termination of your employment or consulting relationship, including but not limited to any statutory claims, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in San Francisco, California, in accordance with JAMS’ then-applicable arbitration rules. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding at your own expense. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by

December 19, 2010
Michael Kauffman, M.D.

the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear JAMS’ arbitration fees and administrative costs. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
     17. Miscellaneous. This Agreement, including it exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including but not limited to the Offer Letter and the Company’s letter to you dated December 13, 2010. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into, and shall be construed and enforced, in accordance with the laws of the State of California without regard to conflicts of law principles. This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile signatures or signatures transmitted via .PDF file shall be equivalent to original signatures.

December 19, 2010
Michael Kauffman, M.D.

If this Agreement is acceptable to you, please sign below within twenty-one (21) days of your receipt of this Agreement. If you do not sign this Agreement and return it to the Company within the aforementioned timeframe, the Company’s offer to enter into the consulting relationship with you will expire.
We look forward to continuing to work with you during the Consulting Period, and wish you good luck in your future endeavors.
Sincerely,

ONYX PHARMACEUTICALS, INC.
By:	/s/ Ted Love
Ted Love, M. D.
Head of Research & Development

Exhibit A — Employee Confidential Information and Inventions Assignment Agreement
Exhibit B — Indemnity Agreement
Exhibit C — Noncompetition and Non-Solicitation Agreement
UNDERSTOOD AND AGREED:

/s/ Michael Kauffman	22 December 2010

Michael Kauffman, M.D.	Date

Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT
AGREEMENT

A-1

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT
     In consideration of my employment or continued employment by Onyx Pharmaceuticals, Inc or its subsidiaries or affiliates (the “Company”), and the compensation paid to me now and during my employment with the Company, I agree to the terms of this Agreement as follows:
1. Confidential Information Protections.
     1.1 Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized in writing by an officer of Company. I will obtain such officer’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I have or may acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.
     1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, techniques, methodologies, techniques, processes, assay systems, procedures, tests, formulations, gene sequences and loci, compounds, micro-organisms or other cell types, proteins, peptides, genetic and other biological material, computer programs, algorithms, software, reports, documentation, equipment, and devices; (b) information regarding products, services, plans for research and development, unpublished test results, clinical trials, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.
     1.3 Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.
     1.4 No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me in confidence or trust prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by Company, I will not improperly use or disclose any confidential information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.
2. Inventions.
     2.1 Inventions and Intellectual Property Rights. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, methods, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other patentable or copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.
     2.2 Prior Inventions. I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; and (c) I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of

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sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.
     2.3 Assignment of Company Inventions. Inventions assigned to the Company or to a third party as directed by the Company pursuant to the section titled “Government or Third Party” are referred to in this Agreement as “Company Inventions.” Subject to the section titled “Government or Third Party” and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and that I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company.
     2.4 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.
     2.5 Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.
     2.6 Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries. If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.
     2.7 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.
3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.
4. Additional Activities. I agree that (a) during the term of my employment by Company, I will not, without Company’s express written consent, engage in any employment or business activity directly related to or competitive with the business in which the Company is now or becomes involved, or would otherwise conflict with my obligations to the Company. To protect the Company’s Intellectual Property Rights, and because of the position in the Company that I hold, I agree that during my employment with the Company whether full-time or part-time and for a period of one year after my last day of employment with the Company, I will not (a) directly or indirectly, solicit, induce or encourage, or attempt to solicit, induce, or encourage or otherwise cause any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, independent contractor, or consultant to or for any other person or entity (or any such employee, consultant or independent contractor who has terminated their relationship with the Company within the six months prior to the date of the action prohibited hereunder), or (b) directly or indirectly solicit the business of any client or customer of the Company (other than on behalf of the Company) if such solicitation would involve the unauthorized use or disclosure of the Company’s Confidential Information.
5. Return Of Company Property. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without further notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

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6. Notification Of New Employer. In the event that I leave the employ of Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.
7. General Provisions.
     7.1 Governing Law and Venue. This Agreement and any action related thereto will be governed, controlled, interpreted and defined by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I hereby expressly consent to the personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.
     7.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.
     7.3 Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor-in-interest or other assignee and be binding upon my heirs and legal representatives.
     7.4 Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.
     7.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.
     7.6 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.
     7.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.
     7.8 Export. I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.
     7.9 Entire Agreement. The obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply at any time during which I was previously employed, or am in the future employed by Company or, to the fullest extent permitted by law, to any time during which I was previously engaged, or am in the future engaged, by Company as an independent contractor, if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and an officer of the Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

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     This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE:	ONYX PHARMACEUTICALS, INC.:

I HAVE READ, UNDERSTAND, AND ACCEPT THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS IT WITH INDEPENDENT LEGAL COUNSEL	ACCEPTED AND AGREED:

/s/ Michael Kauffman, M.D.		/s/ Gregory Giotta
	(Signature)		(Signature)

By:	Michael Kauffman, M.D, Ph.D	By:	Gregory Giotta

Title:	Interim CMO	Title:	VP Legal

Date:	Nov 10/2009	Date:

Address:	262 Arnold Rd. Newton, MA 02459	Address:

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EXHIBIT A
INVENTIONS
1. Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Section 2.2 of the attached Employee Confidential Information and Inventions Assignment Agreement defined herein as the ‘Agreement”):
☑ None

☐ See immediately below:

☐ Additional sheets attached.
2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below and the proprietary rights and obligations with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.
☐ Additional sheets attached.
3. Limited Exclusion Notification.
     This Is To Notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:
     a. Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or
     b. Result from any work performed by you for Company.
     To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.
     This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

A-1

Exhibit B
INDEMNITY AGREEMENT

B-1

INDEMNITY AGREEMENT
     This Indemnity Agreement (this “Agreement”) dated as of this 4th day of February, 2010, is made by and between Onyx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Michael Kauffman, M.D., Ph.D. (“Indemnitee”).
Recitals
     A. The Company desires to attract and retain the services of highly qualified individuals as directors, officers, employees and agents.
     B. The Company’s bylaws (the “Bylaws”) require that the Company indemnify its directors, and empowers the Company to indemnify its officers, employees and agents, as authorized by the Delaware General Corporation Law, as amended (the “Code”), under which the Company is organized and such Bylaws expressly provide that the indemnification provided therein is not exclusive and contemplates that the Company may enter into separate agreements with its directors, officers and other persons to set forth specific indemnification provisions.
     C. Indemnitee does not regard the protection currently provided by applicable law, the Company’s governing documents and available insurance as adequate under the present circumstances, and the Company has determined that Indemnitee and other directors, officers, employees and agents of the Company may not be willing to serve or continue to serve in such capacities without additional protection.
     D. The Company desires and has requested Indemnitee to serve or continue to serve as a director, officer, employee or agent of the Company, as the case may be, and has proffered this Agreement to Indemnitee as an additional inducement to serve in such capacity.
     E. Indemnitee is willing to serve, or to continue to serve, as a director, officer, employee or agent of the Company, as the case may be, if Indemnitee is furnished the indemnity provided for herein by the Company.
Agreement
     Now Therefore, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Definitions.
          (a) Agent. For purposes of this Agreement, the term “agent” of the Company means any person who: (i) is or was a director, officer, employee or other fiduciary of the Company or a subsidiary of the Company; or (ii) is or was serving at the request or for the convenience of, or representing the interests of, the Company or a subsidiary of the Company, as a director, officer, employee or other fiduciary of a foreign or domestic corporation, partnership, joint venture, trust or other enterprise.
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          (b) Expenses. For purposes of this Agreement, the term “expenses” shall be broadly construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’, witness, or other professional fees and related disbursements, and other out-of-pocket costs of whatever nature), actually and reasonably incurred by Indemnitee in connection with the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement, the Code or otherwise, and amounts paid in settlement by or on behalf of Indemnitee, but shall not include any judgments, fines or penalties actually levied against Indemnitee for such individual’s violations of law. The term “expenses” shall also include reasonable compensation for time spent by Indemnitee for which he is not compensated by the Company or any subsidiary or third party (i) for any period during which Indemnitee is not an agent, in the employment of, or providing services for compensation to, the Company or any subsidiary; and (ii) if the rate of compensation and estimated time involved is approved by the directors of the Company who are not parties to any action with respect to which expenses are incurred, for Indemnitee while an agent of, employed by, or providing services for compensation to, the Company or any subsidiary.
          (c) Proceedings. For purposes of this Agreement, the term “proceeding” shall be broadly construed and shall include, without limitation, any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, and whether formal or informal in any case, in which Indemnitee was, is or will be involved as a party or otherwise by reason of: (i) the fact that Indemnitee is or was a director or officer of the Company; (ii) the fact that any action taken by Indemnitee or of any action on Indemnitee’s part while acting as director, officer, employee or agent of the Company; or (iii) the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and in any such case described above, whether or not serving in any such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses may be provided under this Agreement.
          (d) Subsidiary. For purposes of this Agreement, the term “subsidiary” means any corporation or limited liability company of which more than 50% of the outstanding voting securities or equity interests are owned, directly or indirectly, by the Company and one or more of its subsidiaries, and any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary.
          (e) Independent Counsel. For purposes of this Agreement, the term “independent counsel” means a law firm, or a partner (or, if applicable, member) of such a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company or Indemnitee in any matter material in either such party, or (ii) any other party to the proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “independent counsel” shall not include any person who, under the applicable standards of professional conduct then
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prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.
     2. Agreement to Serve. Indemnitee will serve, or continue to serve, as a director, officer, employee or agent of the Company or any subsidiary, as the case may be, faithfully and to the best of his or her ability, at the will of such corporation (or under separate agreement, if such agreement exists), in the capacity Indemnitee currently serves as an agent of such corporation, so long as Indemnitee is duly appointed or elected and qualified in accordance with the applicable provisions of the bylaws or other applicable charter documents of such corporation, or until such time as Indemnitee tenders his or her resignation in writing; provided, however, that nothing contained in this Agreement is intended as an employment agreement between Indemnitee and the Company or any of its subsidiaries or to create any right to continued employment of lndemnitee with the Company or any of its subsidiaries in any capacity.
     The Company acknowledges that it has entered into this Agreement and assumes the obligations imposed on it hereby, in addition to and separate from its obligations to Indemnitee under the Bylaws, to induce Indemnitee to serve, or continue to serve, as a director, officer, employee or agent of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director, officer, employee or agent of the Company.
     3. Indemnification.
          (a) Indemnification in Third Party Proceedings. Subject to Section 10 below, the Company shall indemnify Indemnitee to the fullest extent permitted by the Code, as the same may be amended from time to time (but, only to the extent that such amendment permits Indemnitee to broader indemnification rights than the Code permitted prior to adoption of such amendment), if Indemnitee is a party to or threatened to be made a party to or otherwise involved in any proceeding, for any and all expenses, actually and reasonably incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of such proceeding.
          (b) Indemnification in Derivative Actions and Direct Actions by the Company. Subject to Section 10 below, the Company shall indemnify Indemnitee to the fullest extent permitted by the Code, as the same may be amended from time to time (but, only to the extent that such amendment permits Indemnitee to broader indemnification rights than the Code permitted prior to adoption of such amendment), if Indemnitee is a party to or threatened to be made a party to or otherwise involved in any proceeding by or in the right of the Company to procure a judgment in its favor, against any and all expenses actually and reasonably incurred by Indemnitee in connection with the investigation, defense, settlement, or appeal of such proceedings.
     4. Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any proceeding or in defense of any claim, issue or matter to which they are entitled to indemnification hereunder, including the dismissal of any action without
M. Kauffman Indemnity Agreement 02.04.10

prejudice, the Company shall indemnify Indemnitee against all expenses actually and reasonably incurred in connection with the investigation, defense or appeal of such proceeding.
     5. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses actually and reasonably incurred by Indemnitee in the investigation, defense, settlement or appeal of a proceeding, but is precluded by applicable law or the specific terms of this Agreement to indemnification for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.
     6. Advancement of Expenses. To the extent not prohibited by law, the Company shall advance the expenses incurred by Indemnitee in connection with any proceeding, and such advancement shall be made within twenty (20) days after the receipt by the Company of a statement or statements requesting such advances (which shall include invoices received by Indemnitee in connection with such expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditures made that would cause Indemnitee to waive any privilege accorded by applicable law shall not be included with the invoice) and upon request of the Company, an undertaking to repay the advancement of expenses if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indemnitee is not entitled to be indemnified by the Company. Advances shall be unsecured, interest free and without regard to Indemnitee’s ability to repay the expenses. Advances shall include any and all expenses actually and reasonably incurred by Indemnitee pursuing an action to enforce Indemnitee’s right to indemnification under this Agreement, or otherwise and this right of advancement, including expenses incurred preparing and forwarding statements to the Company to support the advances claimed. Indemnitee acknowledges that the execution and delivery of this Agreement shall constitute an undertaking providing that Indemnitee shall, to the fullest extent required by law, repay the advance if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indemnitee is not entitled to be indemnified by the Company. The right to advances under this Section shall continue until final disposition of any proceeding, including any appeal therein. This Section 6 shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 10(b).
     7. Notice and Other Indemnification Procedures.
          (a) Notification of Proceeding. Indemnitee will notify the Company in writing promptly upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any proceeding or matter which may be subject to indemnification or advancement of expenses covered hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise.
          (b) Request for Indemnification and Indemnification Payments. Indemnitee shall notify the Company promptly in writing upon receiving notice of any demand, judgment or other requirement for payment that Indemnitee reasonably believes to be subject to indemnification under the terms of this Agreement, and shall request payment thereof by the Company. Indemnification payments requested by Indemnitee under Section 3 hereof shall be
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made by the Company no later than sixty (60) days after receipt of the written request of Indemnitee. Claims for advancement of expenses shall be made under the provisions of Section 6 herein.
          (c) Application for Enforcement. In the event the Company fails to make timely payments as set forth in Sections 6 or 7(b) above, Indemnitee shall have the right to apply to any court of competent jurisdiction for the purpose of enforcing Indemnitee’s right to indemnification or advancement of expenses pursuant to this Agreement. In such an enforcement hearing or proceeding, the burden of proof shall be on the Company to prove that indemnification or advancement of expenses to Indemnitee is not required under this Agreement or permitted by applicable law. Any determination by the Company (including its Board of Directors, stockholders or independent counsel) that Indemnitee is not entitled to indemnification hereunder, shall not be a defense by the Company to the action nor create any presumption that Indemnitee is not entitled to indemnification or advancement of expenses hereunder.
          (d) Indemnification of Certain Expenses. The Company shall indemnify Indemnitee against all expenses incurred in connection with any hearing or proceeding under this Section 7 unless the Company prevails in such hearing or proceeding on the merits in all material respects.
     8. Assumption of Defense. In the event the Company shall be requested by Indemnitee to pay the expenses of any proceeding, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, or to participate to the extent permissible in such proceeding, with counsel reasonably acceptable to Indemnitee. Upon assumption of the defense by the Company and the retention of such counsel by the Company, the Company shall not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding, provided that Indemnitee shall have the right to employ separate counsel in such proceeding at Indemnitee’s sole cost and expense. Notwithstanding the foregoing, if Indemnitee’s counsel delivers a written notice to the Company stating that such counsel has reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense or the Company shall not, in fact, have employed counsel or otherwise actively pursued the defense of such proceeding within a reasonable time, then in any such event the fees and expenses of Indemnitee’s counsel to defend such proceeding shall be subject to the indemnification and advancement of expenses provisions of this Agreement.
     9. Insurance. To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents of the Company or of any subsidiary (“D&O Insurance”), Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.
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     10. Exceptions.
          (a) Certain Matters. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee on account of any proceeding with respect to (i) remuneration paid to Indemnitee if it is determined by final judgment or other final adjudication that such remuneration was in violation of law (and, in this respect, both the Company and Indemnitee have been advised that the Securities and Exchange Commission believes that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication, as indicated in Section 10(d) below); (ii) a final judgment rendered against Indemnitee for an accounting, disgorgement or repayment of profits made from the purchase or sale by Indemnitee of securities of the Company against Indemnitee or in connection with a settlement by or on behalf of Indemnitee to the extent it is acknowledged by Indemnitee and the Company that such amount paid in settlement resulted from Indemnitee’s conduct from which Indemnitee received monetary personal profit, pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or other provisions of any federal, state or local statute or rules and regulations thereunder; (iii) a final judgment or other final adjudication that Indemnitee’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination); or (iv) on account of conduct that is established by a final judgment as constituting a breach of Indemnitee’s duty of loyalty to the Company or resulting in any personal profit or advantage to which Indemnitee is not legally entitled. For purposes of the foregoing sentence, a final judgment or other adjudication may be reached in either the underlying proceeding or action in connection with which indemnification is sought or a separate proceeding or action to establish rights and liabilities under this Agreement.
          (b) Claims Initiated by Indemnitee. Any provision herein to the contrary notwithstanding, the Company shall not be obligated to indemnify or advance expenses to Indemnitee with respect to proceedings or claims initiated or brought by Indemnitee against the Company or its directors, officers, employees or other agents and not by way of defense, except (i) with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or under any other agreement, provision in the Bylaws or Certificate of Incorporation or applicable law, or (ii) with respect to any other proceeding initiated by Indemnitee that is either approved by the Board of Directors or Indemnitee’s participation is required by applicable law. However, indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors determines it to be appropriate.
          (c) Unauthorized Settlements. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee under this Agreement for any amounts paid in settlement of a proceeding effected without the Company’s written consent. Neither the Company nor Indemnitee shall unreasonably withhold consent to any proposed settlement; provided, however, that the Company may in any event decline to consent to (or to otherwise admit or agree to any liability for indemnification hereunder in respect of) any proposed settlement if the Company is also a
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party in such proceeding and determines in good faith that such settlement is not in the best interests of the Company and its stockholders.
          (d) Securities Act Liabilities. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee or otherwise act in violation of any undertaking appearing in and required by the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Act”), or in any registration statement filed with the SEC under the Act. Indemnitee acknowledges that paragraph (h) of Item 512 of Regulation S-K currently generally requires the Company to undertake in connection with any registration statement filed under the Act to submit the issue of the enforceability of Indemnitee’s rights under this Agreement in connection with any liability under the Act on public policy grounds to a court of appropriate jurisdiction and to be governed by any final adjudication of such issue. Indemnitee specifically agrees that any such undertaking shall supersede the provisions of this Agreement and to be bound by any such undertaking.
     11. Nonexclusivity and Survival of Rights. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Indemnitee may at any time be entitled under any provision of applicable law, the Company’s Certificate of Incorporation, Bylaws or other agreements, both as to action in Indemnitee’s official capacity and Indemnitee’s action as an agent of the Company, in any court in which a proceeding is brought, and Indemnitee’s rights hereunder shall continue after Indemnitee has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors, administrators and assigns of Indemnitee. The obligations and duties of the Company to Indemnitee under this Agreement shall be binding on the Company and its successors and assigns until terminated in accordance with its terms. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
     No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her corporate status prior to such amendment, alteration or repeal. To the extent that a change in the Code, whether by statute or judicial decision, permits greater indemnification or advancement of expenses than would be afforded currently under the Company’s Certificate of Incorporation, Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, by Indemnitee shall not prevent the concurrent assertion or employment of any other right or remedy by Indemnitee.
     12. Term. This Agreement shall continue until and terminate upon the later of: (a) five (5) years after the date that Indemnitee shall have ceased to serve as a director or and/or
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officer, employee or agent of the Company; or (b) one (1) year after the final termination of any proceeding, including any appeal then pending, in respect to which Indemnitee was granted rights of indemnification or advancement of expenses hereunder.
     No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against an Indemnitee or an Indemnitee’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of five (5) years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such five-year period; provided, however, that if any shorter period of limitations is otherwise applicable to such cause of action, such shorter period shall govern.
     13. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who, at the request and expense of the Company, shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.
     14. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Indemnitee to the fullest extent now or hereafter permitted by law.
     15. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of the Agreement (including without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 14 hereof.
     16. Amendment and Waiver. No supplement, modification, amendment, or cancellation of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
     17. Notice. Except as otherwise provided herein, any notice or demand which, by the provisions hereof, is required or which may be given to or served upon the parties hereto shall be in writing and, if by telegram, telecopy or telex, shall be deemed to have been validly served, given or delivered when sent, if by overnight delivery, courier or personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery and, if mailed, shall be deemed to have been validly served, given or delivered three (3) business days after deposit in the United States mail, as registered or certified mail, with proper postage prepaid and addressed to the party or parties to be notified at the addresses set forth on the signature page of this
M. Kauffman Indemnity Agreement 02.04.10

Agreement (or such other address(es) as a party may designate for itself by like notice). If to the Company, notices and demands shall be delivered to the attention of the Secretary of the Company.
     18. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware.
     19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute but one and the same Agreement. Only one such counterpart need be produced to evidence the existence of this Agreement.
     20. Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.
     21. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, written and oral, between the parties with respect to the subject matter of this Agreement; provided, however, that this Agreement is a supplement to and in furtherance of the Company’s Certificate of Incorporation, Bylaws, the Code and any other applicable law, and shall not be deemed a substitute therefor, and does not diminish or abrogate any rights of Indemnitee thereunder.
M. Kauffman Indemnity Agreement 02.04.10

     In Witness Whereof, the parties hereto have entered into this Agreement effective as of the date first above written.

Onyx Pharmaceuticals, Inc.
By:	/s/ N. Anthony Coles
	Name:	N. Anthony Coles
	Title:	President & CEO

INDEMNITEE

/s/ Michael Kauffman
Signature of Indemnitee

Michael Kauffman, M.D., Ph.D.
Name of Indemnitee
M. Kauffman Indemnity Agreement 02.04.10

Exhibit C
NONCOMPETITION AND NON-SOLICITATION AGREEMENT

C-1

NONCOMPETITION AND NON-SOLICITATION AGREEMENT
This Noncompetition And Non-Solicitation Agreement (the “Noncompetition Agreement”) is being executed and delivered as of October 10, 2009, by Michael Kauffman M.D. (“Stockholder”), in favor of, and for the benefit of: Onyx Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and the other Beneficiaries. Certain capitalized terms used in this Noncompetition Agreement are defined in Section 14.
Recitals
     A. Stockholder, in the course of operating the business of Proteolix, Inc., a Delaware corporation (the “Company”), has obtained and developed extensive and valuable knowledge and confidential information concerning the business of the Company.
     B. Stockholder, in the course of operating the business of the Company, has also developed on behalf of the Company significant goodwill that is now a significant part of the value of the Company.
     C. Pursuant to and subject to the terms and conditions of the Agreement and Plan of Merger dated as of the date of this Noncompetition Agreement (the “Merger Agreement”), among Parent, the Company, Profiterole Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and Shareholder Representative Services, LLC, as the Stockholders’ Agents, Parent, the Company and Merger Sub intend to effect a merger of Merger Sub into the Company, by which the Company will become a wholly-owned subsidiary of Parent.
     C. Parent wishes to protect its investment in the assets, business and goodwill of the Company pursuant to the Merger Agreement, including the confidential and proprietary information possessed by Stockholder, by restricting the activities of Stockholder which might compete with or harm such assets, business or goodwill. Parent intends to employ the Company’s confidential information and goodwill in extending the Company’s business throughout the Restricted Territory.
     E. In connection with the transactions contemplated by the Merger Agreement, Stockholder is selling or otherwise disposing of all of his ownership interest in the Company and, in return, is receiving consideration therefore from Parent.
     F. In connection with, and as a condition to the consummation of, the transactions contemplated by the Merger Agreement, and to enable Parent to secure more fully the benefits of such transactions, Parent has required that Stockholder enter into this Noncompetition Agreement; and Stockholder is entering into this Noncompetition Agreement in order to induce Parent to consummate the transactions contemplated by the Merger Agreement.
Agreement
     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Stockholder agrees as follows:
     1. Restriction on Competition. Stockholder agrees that, during the Noncompetition Period, Stockholder shall not, and Stockholder shall ensure that his Affiliates do not:
          (a) engage directly or indirectly in Competition in any part of the Restricted Territory; or

     (b) directly or indirectly be or become an officer, director, stockholder, owner, co-owner, Affiliate, partner, promoter, employee, agent, representative, designer, consultant, advisor or manager of, for or to, or otherwise be or become associated with or acquire or hold any direct or indirect interest in, any Person that engages directly or indirectly in Competition in any part of the Restricted Territory;
provided, however, that Stockholder may, without violating this Section 1, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition if: (i) such shares are actively traded on an established national securities market in the United States; (ii) the number of shares of such corporation’s capital stock that are owned beneficially by Stockholder and the number of shares of such corporation’s capital stock that are owned beneficially by Affiliates of Stockholder collectively represent less than one percent of the total number of shares of such corporation’s capital stock outstanding; and (iii) neither Stockholder nor any Affiliate of Stockholder is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation.
          2. No Solicitation of Employees, Consultants or Independent Contractors; No Interference with Customers, Etc. Stockholder agrees that, during the Noncompetition Period, Stockholder shall not, and Stockholder shall ensure that his Affiliates do not:
     (a) directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on Stockholder’s own behalf or on behalf of any other Person) any Specified Individual to leave his or her employment, consulting or independent contractor relationship with Parent or any of Parent’s Affiliates;
     (b) directly or indirectly, personally or through others, interfere or attempt to interfere with the relationship of Parent or any of Parent’s Affiliates with any Specified Business Contact; or
     (c) intentionally libel, slander or disparage Parent or any Affiliate of Parent in any manner that could reasonably be expected to be harmful to Parent or any such Affiliate or to the business, business reputation or personal reputation of Parent or any such Affiliate.
          3. Representations and Warranties. Stockholder represents and warrants, to and for the benefit of the Beneficiaries, that: (a) he has full power and capacity to execute and deliver, and to perform all of his obligations under, this Noncompetition Agreement; (b) neither the execution and delivery of this Noncompetition Agreement nor the performance of this Noncompetition Agreement will result directly or indirectly in a violation or breach of: (i) any agreement or obligation by which Stockholder or any of his Affiliates is or may be bound; or (ii) any law, rule or regulation; and (c) the restrictions imposed upon Stockholder under this Noncompetition Agreement are reasonable.
          4. Specific Performance. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant, obligation or other provision set forth in this Noncompetition Agreement: (a) Parent and each of the other Beneficiaries will suffer irreparable harm which cannot adequately be compensated for with monetary damages; and (b) Parent and each of the other Beneficiaries shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach. Stockholder further agrees that no Beneficiary shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4, and Stockholder irrevocably waives any right it may have to require any Beneficiary to obtain, furnish or post any such bond or similar instrument.

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          5. Indemnification; Remedies Cumulative.
               (a) Without in any way limiting any of the rights or remedies otherwise available to any of the Beneficiaries, Stockholder shall indemnify and hold harmless each Beneficiary against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, fee (including attorneys’ fees), charge or expense (whether or not relating to any third-party claim) that is directly or indirectly suffered or incurred at any time by such Beneficiary, or to which such Beneficiary otherwise becomes subject at any time, and that arises directly or indirectly out of, or relates directly or indirectly to: (i) any inaccuracy in or breach of any representation or warranty contained in this Noncompetition Agreement; or (ii) any failure on the part of Stockholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Noncompetition Agreement.
               (b) The rights and remedies of Parent and the other Beneficiaries under this Noncompetition Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent and the other Beneficiaries under this Noncompetition Agreement, and the obligations and liabilities of Stockholder under this Noncompetition Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations. Nothing in this Noncompetition Agreement shall limit any of the rights or remedies of Parent or any of the other Beneficiaries under the Merger Agreement; and nothing in the Merger Agreement shall limit any of Stockholder’s obligations, or any of the rights or remedies of Parent or any of the other Beneficiaries, under this Noncompetition Agreement. No breach on the part of Parent or any other party of any covenant or obligation contained in the Merger Agreement or any other agreement shall limit or otherwise affect any right or remedy of Parent or any of the other Beneficiaries under this Noncompetition Agreement.
          6. Severability. If any provision or part of any provision of this Noncompetition Agreement, or the application of any such provision or part thereof to any Person or set of circumstances, shall be determined to be invalid or unenforceable in any jurisdiction to any extent, then: (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (b) the invalidity or unenforceability of such provision or part thereof under such circumstances or in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Noncompetition Agreement. Each provision of this Noncompetition Agreement is separable from every other provision of this Noncompetition Agreement, and each part of each provision of this Noncompetition Agreement is separable from every other part of such provision.
          7. Governing Law; Venue.
               (a) This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Massachusetts (without giving effect to principles of conflicts of laws).
               (b) Any legal action or other Legal Proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement may be brought or otherwise commenced in any state or federal court located in the County of Alameda, State of California.

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Each party to this Noncompetition Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Alameda, State of California (and each appellate court located in the County of Alameda, State of California) in connection with any such Legal Proceeding; (ii) agrees that each state and federal court located in the County of Alameda, State of California shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the County of Alameda, State of California, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Noncompetition Agreement or the subject matter of this Noncompetition Agreement may not be enforced in or by such court.
          (c) Nothing in this Section 7 shall be deemed to limit or otherwise affect the right of Parent or any other Beneficiary to commence any Legal Proceeding against Stockholder in any forum or jurisdiction.
     8. Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Noncompetition Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Noncompetition Agreement, or any power, right, privilege or remedy under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     9. Successors and Assigns. This Noncompetition Agreement shall be binding upon Stockholder and shall inure to the benefit of Parent and the other Beneficiaries and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Noncompetition Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other Person, in connection with the sale of a substantial part of the assets or business of the Company. Stockholder shall not be permitted to assign any of his rights or delegate any of his obligations under this Noncompetition Agreement.
     10. Attorneys’ Fees. If any legal action or other legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
     11. Headings. The bold-faced headings contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

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     12. Construction.
          (a) For purposes of this Noncompetition Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Noncompetition Agreement.
          (c) As used in this Noncompetition Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Noncompetition Agreement to “Sections” are intended to refer to Sections of this Noncompetition Agreement.
     13. Amendment. This Noncompetition Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the parties sought to be bound by any such amendment, modification, alteration or supplement.
     14. Defined Terms. For purposes of this Noncompetition Agreement:
          (a) “Affiliate” shall mean, with respect to any Person, any other Person that as of the date of this Noncompetition Agreement or as of any subsequent date, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.
          (b) “Beneficiaries” shall include: (i) Parent; (ii) each Affiliate of Parent; and (iii) the successors and assigns of each of the Persons referred to in clauses “(i)” and “(ii)” of this sentence.
          (c) A Person shall be deemed to be engaged in “Competition” if such Person or any of such Person’s subsidiaries or other Affiliates is engaged directly or indirectly in: (i) the research, discovery, development, testing, manufacturing, promotion, marketing, distribution or licensing of therapeutics that directly target any type of proteasome or any of its subcomponent parts, including, but not limited to any type of immunoproteasome, for the purpose of treatment of myeloma and/or other oncology indications or autoimmunity indications.
          (d) “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental body or any arbitrator or arbitration panel.
          (e) “Noncompetition Period” shall mean the period commencing on the Effective Date and ending on the earlier of: the date that is twelve (12) months after Parent’s submission to the FDA of an application for marketing authorization of carfilzomib or December 31, 2011.
          (f) “Person” shall mean any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

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          (g) “Restricted Territory” shall mean: (i) each county or similar political subdivision of each State of the United States of America; (ii) each State, territory or possession of the United States of America; and (iii) each political subdivision of any nation worldwide.
          (h) “Specified Business Contact” shall mean any Person: (i) that had, has or is expected to have a business relationship with the Company on or prior to the Effective Date; and (ii) that had, has or is expected to have a business relationship with the Company or any Affiliate of the Company during the Noncompetition Period and with whom Stockholder had contact (or as to whom Stockholder obtains or obtained confidential information concerning the business relationship or potential business relationship between such Person and the Company or any Affiliate of the Company) during the Noncompetition Period.
          (i) “Specified Individual” shall mean: (i) any Person who is or was an employee (including any temporary or leased employees), consultant or independent contractor of the Company on, or during the 60 days prior to, the Effective Date; and (ii) any Person who is or was an employee (including any temporary or leased employees), consultant or independent contractor of the Company or any Affiliate of the Company at any time during the Noncompetition Period, and with whom the Stockholder has or had contact (or with respect to whom Stockholder obtains or obtained confidential information) during the Noncompetition Period.
          15. Effective Date. This Noncompetition Agreement shall become effective upon the consummation of the transactions contemplated by the Merger Agreement (such date referred to as the “Effective Date”).
[Remainder of page intentionally left blank]

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     In Witness Whereof, Stockholder has duly executed and delivered this Noncompetition Agreement as of the date first above written.

/s/ Michael Kauffman
Signature

Michael Kauffman
Print Name
10/10/09
Signature Page Noncompetition Agreement